Exhibit 99.1

	Contact: Katie MacGillivary Vice President, CFO Ph #—727-726-0763	FOR IMMEDIATE RELEASE NASDAQ: NICK Web site: www.nicholasfinancial.com
Nicholas Financial, Inc. Corporate Headquarters 2454 McMullen-Booth Rd. Building C, Suite 501 Clearwater, FL 33759	Nicholas Financial Announces Appointment of New CEO Effective December 12, 2017

Clearwater, Florida—December 11, 2017 – On December 8, 2017, the Board of Nicholas Financial, Inc. (NASDAQ: NICK) (the “Company” or “Nicholas Financial”) appointed Douglas Marohn as President and Chief Executive Officer of the Company effective as of December 12, 2017.

“The Company is pleased to announce its new CEO, Doug Marohn. This is a return home for Doug, since he spent over a decade at the Company (1998-2011) in various roles but primarily as Senior Vice President and VP of Operations. As we move forward, the Company believes it has the leadership and aligned incentive system to increase value and adapt in the evolving and cyclical indirect subprime auto finance industry” said Robin Hastings, Chairperson of the Board of Directors.

Mr. Marohn most recently served as President / CEO of ML Credit Group, LLC (dba Metrolina Credit Company) since January 2014. Metrolina Credit Company is a branch-based indirect subprime auto finance company doing business in the Carolinas. Previously Mr. Marohn was Senior Vice President at TMX Finance overseeing its consumer loan operations. Prior to TMX he spent 14 years with Nicholas Financial. He has a total of 25 years of experience in the subprime auto finance industry.

In connection with Mr. Marohn’s appointment as President and Chief Executive Officer, the Company and Mr. Marohn entered into an Employment Agreement dated as of December 12, 2017 (the “Employment Agreement”). The Employment Agreement includes the following material terms:

Contract Term: An initial term of 18 months, followed by automatic renewals for successive 12-month periods unless 60 days’ prior written notice of non-renewal is provided.

Salary: Mr. Marohn’s initial base salary will be $350,000 per year.

Bonuses:

Milestone Bonuses: For each of the fiscal years ending March 31, 2019, 2020, 2021 and 2022, the milestone bonus earned is based on the operating margin achieved by the Company in that fiscal year compared to the relevant target operating margin set forth below. For these purposes, operating margin is defined as operating income before income taxes divided by interest and fee income on finance receivables, adjusted in the sole discretion of the Compensation Committee, including without limitation for the following items: 1) changes resulting from a FASB Accounting Pronouncement, 2) dividends, 3) gain on sale and 4) provision for credit losses if less than charge-offs. The target operating margins are as follows:

Fiscal year ending March 31, 2019	7.50%
Fiscal year ending March 31, 2020	12.50%
Fiscal year ending March 31, 2021	20.00%
Fiscal year ending March 31, 2022	30.00%

If less than 80% of the target operating margin is achieved, no milestone bonus will be earned. If 80% or more of the target operating margin is achieved, the milestone bonus will equal the percentage of the target margin achieved multiplied by $150,000. For example, if the operating margin in the fiscal year ending March 31, 2019 is 9%, the bonus is 120% of the target margin multiplied by $150,000, or $180,000.

Long Term Bonuses: For each of the fiscal years ending March 31, 2021 and 2022, the long-term bonus earned shall be based on the three-year rolling average annual growth in tangible book value per share over the three immediately preceding fiscal years, adjusted in the sole discretion of the Compensation Committee of the Board (the “Compensation Committee”), including without limitation for the following items: 1) changes resulting from a FASB Accounting Pronouncement, 2) share buy-backs, 3) dividends, 4) stock splits, 5) gain on sale and 6) provision for credit losses if less than charge-offs. The long-term bonus consists of two components: a cash component and a restricted stock component (valued at the average closing price of the common stock over the 90 calendar days immediately preceding the final day of the fiscal year with respect to which the bonus is calculated). For example, if the Company were to grow book value per share at 12% on average over three years, Mr. Marohn would receive 100% of his salary as a bonus in cash and 100% of his salary in restricted stock (which will cliff-vest after three years).

Three Year Average Growth in Book Value per Share	Award as Percentage of Base Salary (for each of the cash portion and the restricted stock portion)

Under 6%	0%
6 – 8%	40%
8 – 10%	60%
10 – 12%	100%
12 – 14%	150%
15 – 18%	200%
Greater than 18%	Discretionary

Discretionary Bonus: For each fiscal year specified above beginning with the fiscal year ending March 31, 2018, the Compensation Committee retains sole discretion to pay an additional bonus of up to 50% of actual salary earned for such fiscal year.

Benefits: Mr. Marohn will be entitled to fringe benefits and perquisites consistent with the practices of the Company for similarly situated executives, except that premiums for Mr. Marohn’s and his spouse’s health insurance will be paid by the Company.

Stock Ownership and Matching Program: Starting on March 31, 2023, Mr. Marohn is required to own common stock of the Company equal to five times his then-effective annual salary. During the first twelve months of his employment, the Company will match 100% of the Company’s stock purchased by Mr. Marohn (up to a cap of $500,000), with such matching stock to vest three years after purchase.

About Nicholas Financial

Nicholas Financial, Inc. is one of the largest publicly-traded specialty consumer finance companies in North America. The Company operates branch locations in both Southeastern and Midwestern U.S. states. For an index of Nicholas Financial, Inc.’s news releases or to obtain a specific release, visit our web site at www.nicholasfinancial.com.

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 31E of the Securities Exchange Act of 1934, including statements regarding the Company’s expectations, hopes, beliefs, intentions, or strategies regarding the future, including the Company’s operating margin and rolling average annual growth in tangible book value per share, constitute forward-looking statements. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. All forward-looking statements included in this document are based on information available to the Company on the date hereof and the Company assumes no obligation to update any such forward-looking statement. Prospective investors should also consult the risks described from time to time in the Company’s Reports on Forms 10-K, 10-Q and 8-K and Annual Reports to Shareholders.

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